Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2015 Results

  Company Meets Fiscal Year 2015 Guidance Metrics
  Fourth Quarter and FY2015 Revenue of $1.023 Billion and $4.262 Billion, Compared With $1.084 Billion and $4.412 Billion Last Year, Respectively
  Fourth Quarter and FY2015 GAAP EPS of $0.33 and $1.82, Compared With $0.23 and $1.96 Last Year, Respectively
  Fourth Quarter and FY2015 Non-GAAP EPS of $0.56 and $2.53, Compared With $0.62 and $3.02 Last Year, Respectively
  Fourth Quarter and FY2015 Cash Flow From Continuing Operations of $485 Million and $1,030 Million, Compared With $478 Million and $973 Million Last Year, Respectively
  Issues FY2016 Outlook

NEW YORK--(BUSINESS WIRE)--May 7, 2015--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2015, ended March 31, 2015.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"In fiscal year 2015, we focused our efforts on our go-to-market strategy, introduced new products and strengthened relationships with our customers. As demonstrated by this quarter’s results, however, we still have work to do to drive the kind of growth that our company has the potential to achieve.

"I am convinced that we have set in place the appropriate strategy to transform CA and return it to growth. We are making progress in differentiating and building new products that help our customers succeed in the Application Economy. We have also significantly improved the underlying efficiency of our business.

"In fiscal year 2016, we will make the required investments to drive innovation, while continuing to demonstrate financial discipline by expanding full year operating margin by two percentage points to 39 percent*, excluding the impact of any future material acquisitions.

"Over the medium term, I am confident that we can achieve sustainable low- to mid-single digit cash flow growth."

*This is a non-GAAP metric. GAAP margin is expected to improve three percentage points to 30 percent.

FINANCIAL OVERVIEW

(dollars in millions, except share data)	Fourth Quarter FY15 vs. FY14				Full Year FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**	FY15	FY14	% Change	% Change CC**
Revenue	$1,023	$1,084	(6)%	(1)%	$4,262	$4,412	(3)%	(2)%
GAAP Income from Continuing Operations	$145	$101	44%	49%	$810	$887	(9)%	(6)%
Non-GAAP Income from Continuing Operations*	$247	$280	(12)%	(13)%	$1,125	$1,366	(18)%	(16)%
GAAP Diluted EPS from Continuing Operations	$0.33	$0.23	43%	48%	$1.82	$1.96	(7)%	(5)%
Non-GAAP Diluted EPS from Continuing Operations*	$0.56	$0.62	(10)%	(11)%	$2.53	$3.02	(16)%	(15)%
Cash Flow from Continuing Operations	$485	$478	1%	8%	$1,030	$973	6%	9%

* Non-GAAP income and non-GAAP earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

REVENUE AND BOOKINGS

Fourth Quarter

(dollars in millions)	Fourth Quarter FY15 vs. FY14
	FY15	% of Total	FY14	% of Total	% Change	% Change CC**
North America Revenue	$682	67%	$692	64%	(1)%	(1)%
International Revenue	$341	33%	$392	36%	(13)%	(1)%
Total Revenue	$1,023		$1,084		(6)%	(1)%

North America Bookings	$727	68%	$762	63%	(5)%	(2)%
International Bookings	$342	32%	$454	37%	(25)%	(11)%
Total Bookings	$1,069		$1,216		(12)%	(5)%

Current Revenue Backlog	$3,141		$3,500		(10)%	(3)%
Total Revenue Backlog	$6,530		$7,639		(15)%	(8)%
**CC: Constant Currency

  Total revenue decreased primarily due to lower subscription and maintenance revenue. In addition, there was an unfavorable foreign exchange effect on total revenue of $53 million.
  The Company's bookings were affected by an unfavorable foreign exchange rate and fewer than expected early renewals, as well as a year-over-year decrease in new product sales and services engagements.
  The Company executed a total of 19 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $507 million. During the fourth quarter of fiscal 2014, the Company executed a total of 16 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $456 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.05 years, compared with 3.15 years for the same period in fiscal 2014.
Full Year

(dollars in millions)	Full Year FY15 vs. FY14
	FY15	% of Total	FY14	% of Total	% Change	% Change CC**
North America Revenue	$2,766	65%	$2,820	64%	(2)%	(2)%
International Revenue	$1,496	35%	$1,592	36%	(6)%	(2)%
Total Revenue	$4,262		$4,412		(3)%	(2)%

North America Bookings	$2,353	65%	$2,652	60%	(11)%	(11)%
International Bookings	$1,256	35%	$1,769	40%	(29)%	(23)%
Total Bookings	$3,609		$4,421		(18)%	(15)%
**CC: Constant Currency

  Total revenue decreased primarily due to lower subscription and maintenance revenue and professional services revenue. In addition, there was an unfavorable foreign exchange effect on total revenue of $71 million.
  The Company's total bookings were affected by a year-over-year decrease in renewals within subscription and maintenance bookings. Renewals were affected by a difficult year-over-year comparison that included a four-year contract renewal with a large systems integrator for more than $300 million in fiscal 2014 and by a lower value of contracts that renewed prior to their scheduled expiration dates.
  The Company executed a total of 51 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.448 billion. During fiscal 2014, the Company executed a total of 54 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $1.973 billion.
  The weighted average duration of subscription and maintenance bookings for fiscal 2015 was 3.24 years, compared with 3.35 years for fiscal 2014.

EXPENSES AND MARGIN

Fourth Quarter

(dollars in millions)	Fourth Quarter FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$812	$899	(10)%	(5)%
Operating Income Before Interest and Income Taxes	$211	$185	14%	18%
Operating Margin	21%	17%
Effective Tax Rate	28.2%	40.6%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$693	$764	(9)%	(2)%
Operating Income Before Interest and Income Taxes	$330	$320	3%	2%
Operating Margin	32%	30%
Effective Tax Rate	23.1%	8.2%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP operating expenses were favorably affected by foreign exchange.
  GAAP operating expenses in the fourth quarter fiscal 2014 were affected by $37 million in expenses associated with the Company's fiscal 2014 rebalancing plan (the Fiscal 2014 Plan), which resulted in an unfavorable effect of $0.08 per diluted share.
  GAAP and non-GAAP operating expenses were favorably affected by lower selling and marketing costs and adversely affected by severance costs.
  GAAP EPS was positively affected by $0.06 due to a lower effective tax rate.
  Non-GAAP EPS was adversely affected by $0.11 due to a higher effective tax rate in the fourth quarter of fiscal 2015. The Company recognized a net benefit of approximately $181 million in the first quarter of fiscal 2014 which favorably affected the non-GAAP effective tax rate for the fourth quarter of fiscal 2014. This net discrete tax benefit was primarily as a result of the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.
Full Year

(dollars in millions)	Full Year FY15 vs. FY14
	FY15	FY14	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$3,100	$3,342	(7)%	(5)%
Operating Income Before Interest and Income Taxes	$1,162	$1,070	9%	9%
Operating Margin	27%	24%
Effective Tax Rate	27.4%	12.7%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$2,665	$2,793	(5)%	(2)%
Operating Income Before Interest and Income Taxes	$1,597	$1,619	(1)%	(1)%
Operating Margin	37%	37%
Effective Tax Rate	27.4%	12.7%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP operating expenses were favorably affected by foreign exchange.
  GAAP operating expenses were favorably affected by a decrease of $151 million in expenses associated with the Fiscal 2014 Plan, which resulted in a favorable effect of $0.30 per diluted share.
  GAAP and non-GAAP EPS were adversely affected by $0.36 and $0.50, respectively, due to a higher tax rate in fiscal 2015. The Company recognized a net benefit of approximately $168 million in fiscal 2014, primarily from the resolution of uncertain tax positions relating to U.S. and non-U.S. jurisdictions.

SELECTED HIGHLIGHTS

  Corporate announcements during the fourth quarter include:
    Jeffrey G. Katz, formerly the founding chairman, president and chief executive officer of Orbitz Worldwide, Inc., was elected to the Company's Board of Directors.
    Michael C. Bisignano joined the Company as executive vice president and general counsel.
    The Company joined the World Economic Forum’s (WEF) Partnering Against Corruption Initiative (PACI) and appointed members to the WEF Technology Pioneers Selection Committee 2015.
  Solutions leadership for Fiscal 2015, CA is recognized as a Leader by industry analyst firms including Gartner and Forrester:
    CA Technologies achieved a Leadership rating in Forrester API Management Wave.*
    CA Technologies positioned as a Leader in the new Gartner Magic Quadrant for Data Center Infrastructure Management Tools**
    CA Technologies is positioned as a Leader in Forrester Wave reports in the Project & Portfolio Management (PPM) space*
    CA Technologies positioned as a Leader in the Gartner Magic Quadrant for Integrated IT Portfolio Analysis Applications*** and rated Strong Positive in the Gartner Marketscope for IT Project and Portfolio Management Software Applications**** for three consecutive years each.
  Customer traction for CA Technologies innovations during fiscal 2015 included:
    A large health insurance company based in the U.S. selected CA Security solutions to authenticate application access for employees, business partners and consumer customers, ensuring that identities of its constituents are appropriately secured.
    Toyota Finance Australia selected CA Executive Playbook to help their business have better clarity of their IT expenditure and align investments with strategic objectives.
    A large financial services company is incorporating the full suite of CA Virtualization and Automation solutions to improve speed and quality of application production.
    Together with a partner, CA signed a multi-million dollar contract with a large government entity to help improve the quality of a high-profile, consumer-facing healthcare application.
    Tata Sky, India's leading direct broadcast television provider, selected CA Application Performance Management, CA Unified Infrastructure Management and CA Workload Automation.
    A French airline is now working with CA Service Virtualization to increase the speed and stability of application updates for their new mobile booking system.

SEGMENT INFORMATION

Fourth Quarter

(dollars in millions)	Fourth Quarter FY15 vs. FY14
	Revenue		% Change	% Change CC**	Operating Margin
	FY15	FY14			FY15	FY14
Mainframe Solutions	$572	$613	(7)%	(2)%	56%	54%
Enterprise Solutions	$368	$381	(3)%	2%	4%	-4%
Services	$83	$90	(8)%	(3)%	-4%	1%
**CC: Constant Currency

  Mainframe Solutions revenue was lower compared with the year-ago period primarily due to an unfavorable foreign exchange effect and, to a lesser extent, insufficient revenue from prior period new sales.
  Enterprise Solutions revenue increased, excluding the unfavorable foreign exchange effect. Enterprise Solutions operating margin for the fourth quarter of fiscal 2015 increased compared with the year-ago period primarily driven by a decrease in selling and marketing expenses.
  Services revenue was lower as a result of the smaller size and number of services engagements during the fourth quarter of fiscal 2015. Operating margin for the Company’s Services segment decreased as a result of an increase in severance costs.
Full Year

(dollars in millions)	Full Year FY15 vs. FY14
	Revenue		% Change	% Change CC**	Operating Margin
	FY15	FY14			FY15	FY14
Mainframe Solutions	$2,392	$2,478	(3)%	(2)%	59%	60%
Enterprise Solutions	$1,519	$1,555	(2)%	(1)%	11%	7%
Services	$351	$379	(7)%	(6)%	3%	6%
**CC: Constant Currency

  Mainframe Solutions revenue decreased primarily due to insufficient revenue from prior period new sales to offset the decline in revenue contribution from renewals. In addition, there was an unfavorable foreign exchange effect of $40 million for fiscal 2015.
  Enterprise Solutions revenue decreased compared with the year-ago period primarily due to an unfavorable foreign exchange effect and lower new sales. Enterprise Solutions operating margin for fiscal 2015 increased compared with the year-ago period primarily as a result of lower commissions and personnel-related expenses.
  Services revenue decreased primarily as a result of the smaller size and number of services engagements during fiscal 2015, including non-core engagements with government customers that are not directly related to the Company’s software product sales. Operating margin for the Company’s Services segment decreased as a result of an increase in severance costs.

CASH FLOW FROM OPERATIONS

  Cash flow from continuing operations for the fourth quarter was $485 million, compared with $478 million in the prior year.
  For the full year, cash flow from continuing operations was $1,030 million, compared with $973 million in the prior fiscal year. This increase was primarily due to lower cash tax payments.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at March 31, 2015 were $2.804 billion.
  With $1.263 billion in total debt outstanding and $138 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.403 billion.
  In the fourth quarter of fiscal 2015, the Company repurchased 2.9 million shares of common stock for $90 million. For fiscal 2015, the Company repurchased 7.2 million shares of stock for $215 million.
  As of March 31, 2015, the Company is currently authorized to purchase $785 million of its common stock under its current stock repurchase program that was authorized in May 2014.
  During the fourth quarter of fiscal 2015, the Company distributed $111 million in dividends to shareholders. For fiscal 2015, the Company distributed $444 million in dividends to shareholders.
  The Company’s outstanding share count at March 31, 2015 was 436 million.

OUTLOOK FOR FISCAL 2016

The following outlook for fiscal 2016 contains "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to decrease 2 percent in constant currency. At March 31, 2015 exchange rates, this translates to reported revenue of $3.95 billion to $3.99 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 12 percent to 17 percent in constant currency. At March 31, 2015 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.83 to $1.90.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 2 percent to 5 percent in constant currency. At March 31, 2015 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.38 to $2.45.
  Cash flow from continuing operations to increase in a range of 2 percent to 7 percent in constant currency. At March 31, 2015 exchange rates, this translates to reported cash flow from continuing operations of $0.97 billion to $1.01 billion.

This outlook assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 30 percent and non-GAAP operating margin of 39 percent. The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent.

The Company anticipates approximately 433 million shares outstanding at fiscal 2016 year-end and weighted average diluted shares outstanding of approximately 437 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited fourth quarter and full fiscal year results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

* The Forrester Wave™: API Management Solutions, Q3 2014, September 29, 2014
The Forrester Wave™: Strategic Planning for the BT Agenda, Q1 2015, March 13, 2015
The Forrester Wave™: Portfolio Management For The BT Agenda, Q1 2015, March 18, 2015
The Forrester Wave™: Portfolio Management For The Tech Management Agenda, Q1 2015, March 18, 2015
** Gartner, Inc., “Magic Quadrant for Data Center Infrastructure Management Tools,” Jay E Pultz et al, September 22, 2014
***Gartner, Inc., “Magic Quadrant for Integrated IT Portfolio Analysis Applications,” Daniel B. Stang, Jim Duggan, November 18, 2014
****Gartner, Inc. “MarketScope for IT Project and Portfolio Management Software Applications” Daniel B. Stang, Robert A. Handler, May 16, 2014

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ:CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors, fiscal 2007 restructuring costs and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2015, March 31, 2014, March 31, 2013 and March 31, 2012, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control; the failure to expand partner programs; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; the failure to renew large license transactions on a satisfactory basis; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; changes in generally accepted accounting principles; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2015 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue:	2015	2014	2015	2014
Subscription and maintenance	$851	$910	$3,560	$3,683
Professional services	83	90	351	379
Software fees and other	89	84	351	350
Total revenue	$1,023	$1,084	$4,262	$4,412
Expenses:
Costs of licensing and maintenance	$80	$80	$297	$296
Cost of professional services	85	89	338	353
Amortization of capitalized software costs	69	67	273	271
Selling and marketing	278	306	1,060	1,104
General and administrative	108	118	377	395
Product development and enhancements	160	156	603	574
Depreciation and amortization of other intangible assets	30	31	129	144
Other expenses, net (1)	2	52	23	205
Total expenses before interest and income taxes	$812	$899	$3,100	$3,342
Income from continuing operations before interest and income taxes	$211	$185	$1,162	$1,070
Interest expense, net	9	15	47	54
Income from continuing operations before income taxes	$202	$170	$1,115	$1,016
Income tax expense	57	69	305	129
Income from continuing operations	$145	$101	$810	$887
Income from discontinued operations, net of income taxes	$6	$6	$36	$27
Net income	$151	$107	$846	$914

Basic income per common share:
Income from continuing operations	$0.33	$0.23	$1.83	$1.97
Income from discontinued operations	0.01	0.01	0.08	0.06
Net income	$0.34	$0.24	$1.91	$2.03
Basic weighted average shares used in computation	437	442	439	446

Diluted income per common share:
Income from continuing operations	$0.33	$0.23	$1.82	$1.96
Income from discontinued operations	0.01	0.01	0.08	0.06
Net income	$0.34	$0.24	$1.90	$2.02
Diluted weighted average shares used in computation	439	444	441	448
(1)	Other expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs. For the twelve month period ending March 31, 2014, costs associated with the Fiscal 2014 Plan were $168 million.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$2,804	$3,252
Trade accounts receivable, net	652	800
Deferred income taxes	318	315
Other current assets	213	192
Total current assets	$3,987	$4,559

Property and equipment, net	$252	$295
Goodwill	5,806	5,922
Capitalized software and other intangible assets, net	731	1,063
Deferred income taxes	92	59
Other noncurrent assets, net	111	118
Total assets	$10,979	$12,016

Current portion of long-term debt	$10	$514
Deferred revenue (billed or collected)	2,114	2,419
Deferred income taxes	7	9
Other current liabilities	807	980
Total current liabilities	$2,938	$3,922

Long-term debt, net of current portion	$1,253	$1,252
Deferred income taxes	45	67
Deferred revenue (billed or collected)	863	872
Other noncurrent liabilities	255	333
Total liabilities	$5,354	$6,446

Common stock	$59	$59
Additional paid-in capital	3,631	3,610
Retained earnings	6,221	5,818
Accumulated other comprehensive loss	(418)	(171)
Treasury stock	(3,868)	(3,746)
Total stockholders’ equity	$5,625	$5,570
Total liabilities and stockholders’ equity	$10,979	$12,016

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	March 31,
	2015	2014
Operating activities from continuing operations:
Net income	$151	$107
Income from discontinued operations	(6)	(6)
Income from continuing operations	$145	$101
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	99	98
Deferred income taxes	(10)	6
Provision for bad debts	2	2
Share-based compensation expense	22	18
Asset impairments and other non-cash items	4	1
Foreign currency transaction (gains) losses	(3)	7
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(12)	(91)
Increase in deferred revenue	307	326
Decrease in taxes payable, net	(132)	(84)
Increase in accounts payable, accrued expenses and other	29	62
Increase in accrued salaries, wages and commissions	22	29
Changes in other operating assets and liabilities	12	3
Net cash provided by operating activities - continuing operations	$485	$478
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(6)	$(6)
Purchases of property and equipment	(7)	(13)
Capitalized software development costs	-	(1)
Maturities of investments	-	7
Decrease in restricted cash	-	50
Net cash (used in) provided by investing activities - continuing operations	$(13)	$37
Financing activities from continuing operations:
Dividends paid	$(111)	$(112)
Purchases of common stock	(90)	(167)
Notional pooling borrowings (repayments), net	83	(6)
Debt repayments	(1)	(3)
Exercise of common stock options and other	1	19
Net cash used in financing activities - continuing operations	$(118)	$(269)
Effect of exchange rate changes on cash	$(222)	$24
Net change in cash and cash equivalents - continuing operations	$132	$270
Cash (used in) provided by operating activities - discontinued operations	$(11)	$8
Net effect of discontinued operations on cash and cash equivalents	$(11)	$8
Increase in cash and cash equivalents	$121	$278
Cash and cash equivalents at beginning of period	$2,683	$2,974
Cash and cash equivalents at end of period	$2,804	$3,252

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended March 31, 2015				Fiscal Year Ended March 31, 2015
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$572	$368	$83	$1,023	$2,392	$1,519	$351	$4,262
Expenses (3)	253	354	86	693	970	1,353	342	2,665
Segment profit	$319	$14	$(3)	$330	$1,422	$166	$9	$1,597
Segment operating margin	56%	4%	-4%	32%	59%	11%	3%	37%

Segment profit				$330				$1,597
Less:
Purchased software amortization				37				124
Other intangibles amortization				13				58
Software development costs capitalized				-				-
Internally developed software products amortization				32				149
Share-based compensation expense				22				87
Other expenses, net (4)				15				17
Interest expense, net				9				47
Income from continuing operations before income taxes				$202				$1,115

	Three Months Ended March 31, 2014				Fiscal Year Ended March 31, 2014
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$613	$381	$90	$1,084	$2,478	$1,555	$379	$4,412
Expenses (3)	280	395	89	764	996	1,440	357	2,793
Segment profit	$333	$(14)	$1	$320	$1,482	$115	$22	$1,619
Segment operating margin	54%	-4%	1%	30%	60%	7%	6%	37%

Segment profit				$320				$1,619
Less:
Purchased software amortization				29				116
Other intangibles amortization				12				60
Software development costs capitalized				(1)				(33)
Internally developed software products amortization				38				155
Share-based compensation expense				18				81
Other expenses, net (4)				39				170
Interest expense, net				15				54
Income from continuing operations before income taxes				$170				$1,016
(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net includes charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended March 31,				Fiscal Year Ended March 31,
				% Increase				% Increase
			% Increase	(Decrease)			% Increase	(Decrease)
			(Decrease)	in Constant			(Decrease)	in Constant
	2015	2014	in $ US	Currency (1)	2015	2014	in $ US	Currency (1)

Bookings	$1,069	$1,216	(12)%	(5)%	$3,609	$4,421	(18)%	(15)%

Revenue:
North America	$682	$692	(1)%	(1)%	$2,766	$2,820	(2)%	(2)%
International	341	392	(13)%	(1)%	1,496	1,592	(6)%	(2)%
Total revenue	$1,023	$1,084	(6)%	(1)%	$4,262	$4,412	(3)%	(2)%

Revenue:
Subscription and maintenance	$851	$910	(6)%	(2)%	$3,560	$3,683	(3)%	(2)%
Professional services	83	90	(8)%	(3)%	351	379	(7)%	(6)%
Software fees and other	89	84	6%	11%	351	350	0%	2%
Total revenue	$1,023	$1,084	(6)%	(1)%	$4,262	$4,412	(3)%	(2)%

Segment Revenue:
Mainframe solutions	$572	$613	(7)%	(2)%	$2,392	$2,478	(3)%	(2)%
Enterprise solutions	368	381	(3)%	2%	1,519	1,555	(2)%	(1)%
Services	83	90	(8)%	(3)%	351	379	(7)%	(6)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$693	$764	(9)%	(2)%	$2,665	$2,793	(5)%	(2)%
Total GAAP	812	899	(10)%	(5)%	3,100	3,342	(7)%	(5)%
(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2014, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2015	2014	2015	2014
GAAP net income	$151	$107	$846	$914
GAAP income from discontinued operations, net of income taxes	(6)	(6)	(36)	(27)
GAAP income from continuing operations	$145	$101	$810	$887
GAAP income tax expense (benefit)	57	69	305	129
Interest expense, net	9	15	47	54
GAAP income from continuing operations before interest and income taxes	$211	$185	$1,162	$1,070
GAAP operating margin (% of revenue) (1)	21%	17%	27%	24%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1	$5	$4
Cost of professional services (2)	1	1	4	4
Amortization of capitalized software costs (3)	69	67	273	271
Selling and marketing (2)	7	6	30	28
General and administrative (2)	8	6	29	26
Product development and enhancements (4)	5	3	19	(14)
Depreciation and amortization of other intangible assets (5)	13	12	58	60
Other expenses, net (6)	15	39	17	170
Total Non-GAAP adjustment to operating expenses	$119	$135	$435	$549
Non-GAAP income from continuing operations before interest and income taxes	$330	$320	$1,597	$1,619
Non-GAAP operating margin (% of revenue) (7)	32%	30%	37%	37%

Interest expense, net	9	15	47	54
GAAP income tax expense (benefit)	57	69	305	129
Non-GAAP adjustment to income tax expense (benefit) (8)	17	(44)	120	70
Non-GAAP income tax expense	$74	$25	$425	$199
Non-GAAP income from continuing operations	$247	$280	$1,125	$1,366
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending March 31, 2015 and 2014, non-GAAP adjustment consists of $37 million and $29 million of purchased software amortization and $32 million and $38 million of internally developed software products amortization, respectively. For the twelve month periods ending March 31, 2015 and 2014, non-GAAP adjustment consists of $124 million and $116 million of purchased software amortization and $149 million and $155 million of internally developed software products amortization, respectively.

(4)	For the three and twelve month periods ending March 31, 2015, non-GAAP adjustment consists of $5 million and $19 million of share-based compensation, respectively. For the three and twelve month periods ending March 31, 2014, non-GAAP adjustment consists of $4 million and $19 million of share-based compensation and ($1) million and ($33) million of software development costs capitalized, respectively.

(5)	Non-GAAP adjustment consists of other intangibles amortization.

(6)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2015	2014	2015	2014

Total expenses before interest and income taxes	$812	$899	$3,100	$3,342

Non-GAAP operating adjustments:
Purchased software amortization	37	29	124	116
Other intangibles amortization	13	12	58	60
Software development costs capitalized	-	(1)	-	(33)
Internally developed software products amortization	32	38	149	155
Share-based compensation	22	18	87	81
Other expenses, net (1)	15	39	17	170
Total non-GAAP operating adjustment	$119	$135	$435	$549

Total non-GAAP operating expenses	$693	$764	$2,665	$2,793

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS from Continuing Operations	2015	2014	2015	2014

GAAP diluted EPS from continuing operations	$0.33	$0.23	$1.82	$1.96

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.06	0.04	0.20	0.22
Other intangibles amortization	0.02	0.01	0.10	0.11
Software development costs capitalized	-	-	-	(0.06)
Internally developed software products amortization	0.05	0.05	0.24	0.30
Share-based compensation	0.04	0.02	0.14	0.16
Other expenses, net (1)	0.02	0.05	0.03	0.33
Non-GAAP effective tax rate adjustments (2)	0.04	0.22	-	-
Total non-GAAP adjustment	$0.23	$0.39	$0.71	$1.06

Non-GAAP diluted EPS from continuing operations	$0.56	$0.62	$2.53	$3.02
(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2015		March 31, 2015
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$211	$330	$1,162	$1,597
Interest expense, net	9	9	47	47
Income from continuing operations before income taxes	$202	$321	$1,115	$1,550

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$71	$112	$390	$543
Adjustments for discrete and permanent items (2)	(14)	(38)	(85)	(118)
Total tax expense	$57	$74	$305	$425

Effective tax rate (3)	28.2%	23.1%	27.4%	27.4%

	Three Months Ended		Fiscal Year Ended
	March 31, 2014		March 31, 2014
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$185	$320	$1,070	$1,619
Interest expense, net	15	15	54	54
Income from continuing operations before income taxes	$170	$305	$1,016	$1,565

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$60	$107	$356	$548
Adjustments for discrete and permanent items (2)	9	(82)	(227)	(349)
Total tax (benefit) expense	$69	$25	$129	$199

Effective tax rate (3)	40.6%	8.2%	12.7%	12.7%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2016

Projected GAAP diluted EPS from continuing operations range	$1.83	to	$1.90

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.17		0.17
Other intangibles amortization	0.06		0.06
Internally developed software products amortization	0.18		0.18
Share-based compensation	0.14		0.14
Total non-GAAP adjustment	$0.55		$0.55

Projected non-GAAP diluted EPS from continuing operations range	$2.38	to	$2.45

	Fiscal Year Ending
Projected Operating Margin	March 31, 2016

Projected GAAP operating margin		30%

Non-GAAP operating adjustments:
Purchased software amortization		3%
Other intangibles amortization		1%
Internally developed software products amortization		3%
Share-based compensation		2%
Total non-GAAP operating adjustment		9%

Projected non-GAAP operating margin		39%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Jennifer Hallahan, 212-415-6924
Public Relations
jennifer.hallahan@ca.com
or
Jonathan Doros, 212-415-6870
Investor Relations
jonathan.doros@ca.com